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                                   EXHIBIT 15

The Allstate Corporation
Allstate Plaza
Northbrook, Illinois

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim information of The Allstate Corporation and subsidiaries for the three-month periods ended March 31, 2000 and 1999, as indicated in our report dated May 11, 2000; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 is being used in this Registration Statement.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Deloitte & Touche LLP
Chicago, Illinois
June 19, 2000